Exhibit 10.92
QUALCOMM INCORPORATED
EXECUTIVE RETIREMENT
MATCHING CONTRIBUTION PLAN
Amended and Restated Generally Effective: January 1, 2011
Amendment No. 1, dated October 29, 2010 (Fractional Dividends)
Amendment No. 2, dated December 17, 2010 (Dividends Invested in Money Market)

i

ARTICLE I
INTRODUCTION
     1.1 History. Qualcomm Incorporated (the “Company”) previously established the Qualcomm Incorporated Voluntary Executive Retirement Contribution Plan (the “ERC”) and the Qualcomm Incorporated Executive Retirement Matching Contribution Plan (the “Plan”), both non-qualified deferred compensation plans for a select group of management or highly compensated employees of the Employer, and both originally effective as of December 1, 1995.
     1.2 Consolidation, Amendment and Restatement. The Company consolidated the ERC and the Plan as set forth in this document and amended and restated the Plan effective as of October 1, 2008. The Company has amended and restated the Plan in its entirety effective as of December 30, 2008, April 1, 2009, and, most recently, January 1, 2011 (except as otherwise provided herein).
ARTICLE II
DEFINITIONS
     2.1 “Account(s)” means the book entry account(s) established under the Plan for each Participant to which are credited the Participant’s Basic Deferrals, Bonus Deferrals, Performance-Based Compensation Deferrals, Matching Contributions, Discretionary Company Contributions and any Investment Returns with respect thereto. Account balances shall be reduced by any distributions made to the Participant or the Participant’s Beneficiary(ies) from the Plan and any charges that may be imposed on such Account(s) pursuant to the terms of the Plan. Separate Subaccounts may be established under the Plan as set forth herein. As the context may require, “Account” shall also refer to such Subaccounts.
     2.2 “Affiliate” means any entity which controls, is controlled by or is under common control with the Company.
     2.3 “Base Salary” means the annual base salary to be paid by the Employer, without regard to Basic Deferrals hereunder. Base Salary shall not include, unless specifically authorized by the Committee, bonuses, overtime, distributions from this Plan, commissions, the value of any proceeds from the exercise of any qualified or non-qualified stock option, the proceeds from any stock purchase right under the Company’s employee stock purchase plans, incentive payments, non-monetary awards, auto allowances or any other form of compensation, whether taxable or non-taxable.
     2.4 “Basic Deferral(s)” means the percentage of a Participant’s Base Salary and/or Director Fees which the Participant elects to defer pursuant to Section 4.1 of the Plan.
     2.5 “Benchmark Fund(s)” means one or more of the mutual funds or contracts selected by the Committee pursuant to Article 6 of the Plan.
     2.6 “Beneficiary(ies)” means the beneficiary(ies) designated by the Participant who are entitled to receive any distributions from the Plan payable upon the death of the Participant.

     2.7 “Benefit(s)” means the total of the vested amount(s) credited to a Participant’s Account.
     2.8 “Board of Directors” or “Board” means the Company’s Board of Directors.
     2.9 “Bonus” means the annual cash incentive bonus normally paid to an Eligible Employee after the end of the fiscal year or such other amounts payable under the bonus policies maintained by the Employer determined without regard to any Bonus Deferral.
     2.10 “Bonus Deferral” means the percentage of a Participant’s Bonus which the Participant defers pursuant to Section 4.2 of the Plan.
     2.11 “Cause” means any of the following: (i) theft, dishonesty, or falsification of any Company documents or records; (ii) improper use or disclosure of the Company’s confidential or proprietary information; (iii) any action which has a detrimental effect on the Company’s reputation or business; (iv) failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (v) any material breach of any employment or service agreement between the Participant and the Company, which breach is not cured pursuant to the terms of such agreement; (vi) conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Participant’s ability to perform his or her duties; or (vii) violation of a material Company policy.
     2.12 “Change in Control” means an Ownership Change Event or a series of related Ownership Change Events, as defined below (collectively, a “Transaction”), wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of a Transaction described in clause (iii) below, the corporation or other business entity to which the assets of the company were transferred (the “Transferee”), as the case may be. The Board shall determine in its discretion whether multiples sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related. Notwithstanding the preceding sentence, a Change in Control shall not include a Spinoff Transaction, as defined in Section 2.1 of the LTIP. For purposes of the foregoing, an “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange or transfer of all or substantially all, as determined by the Board in its discretion, of the assets of the Company; or (iv) a liquidation or dissolution of the Company.
     2.13 “Code” means the Internal Revenue Code of 1986, as amended.

     2.14 “Committee” means the Committee composed of such individuals who may be appointed by the Compensation Committee, and which shall function as the administrator of the Plan.
     2.15 “Common Stock” means the common stock of the Company, par value $0.0001 per share.
     2.16 “Company” means Qualcomm Incorporated, a Delaware corporation, and any successor thereto.
     2.17 “Compensation Committee” means the Compensation Committee of the Company’s Board of Directors.
     2.18 “Deferrals” means, as applicable to a Participant, Basic Deferrals, Bonus Deferrals and/or Performance-Based Compensation Deferrals made pursuant to the terms of the Plan.
     2.19 “Deferral Subaccount” means a Subaccount under the Participant’s Account to which Deferrals are credited for a given Plan Year.
     2.20 “Director Fees” shall mean all fees and retainers, including meeting fees, paid in cash to Non-Employee Directors of the Company, and specifically excludes any annual board retainer paid in stock units.
     2.21 “Disability” means, to the extent applicable, a determination of disability in accordance with the Company’s long-term disability insurance policy covering the Participant, or, if none, “Disability” under this Plan shall mean the Participant is unable to engage in any substantial activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.
     2.22 “Discretionary Company Contribution” means a Company contribution awarded to an Eligible Employee pursuant to Section 4.6 of the Plan.
     2.23 “Distribution Date” means the date on which distribution of a Participant’s Benefits is made or commences pursuant to Article 9 of the Plan.
     2.24 “Effective Date” means January 1, 2011, except that Section 6.1.3 and Article VIII are effective as of September 27, 2010.
     2.25 “Election(s)” means the form or forms on which a Participant: (i) elects to make Deferrals, (ii) elects a Distribution Date for Plan Benefits, (iii) elects the method by which his or her Benefits will be distributed; and (iv) specifies his or her Beneficiary(ies) under the Plan. An Election shall be in such form or forms as may be prescribed by the Committee, including specifically an electronic form.

     2.26 “Eligible Employee” means an employee of the Employer who is a member of a select group of management or highly compensated employees and who has been designated as eligible to participate in the Plan in accordance with Article 3 of the Plan.
     2.27 “Employer” means the Company and any other Affiliate of the Company that has adopted the Plan.
     2.28 “Fair Market Value” shall have the same meaning given such term in the LTIP.
     2.29 “Good Reason” means any one or more of the following: (i) without the Participant’s express written consent, the assignment of any duties, or any limitation of responsibilities, substantially inconsistent with the Participant’s positions, duties, responsibilities and status with the Company immediately prior to the date of a Change in Control; (ii) without the Participant’s express written consent, the relocation of his or her principal place of employment or service to a location that is more than fifty (50) miles from the principal place of employment or service immediately prior to the date of a Change in Control, or the imposition of travel requirements substantially more demanding than those existing immediately prior to the date of a Change in Control; (iii) any failure by the Company to pay, or any material reduction by the Company of, (A) base salary in effect immediately prior to the date of a Change in Control (unless reductions comparable in amount and duration are concurrently made for all other employees of the Company with comparable responsibilities, organizational level and title, or (B) bonus compensation, if any, in effect immediately prior to the date of a Change in Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned); any failure by the Company to (A) continue to provide the Participant with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee or service provider group which customarily includes a person holding the employment or service provider position or a comparable position with the Company then held by the Participant, in any benefit or compensation plans and programs, including, but not limited to, the Company’s life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which the Participant was participating immediately prior to the date of the Change in Control, or their equivalent, or (B) provide the Participant with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee group which customarily includes a person holding the employment or service provider position or a comparable position with the Company then held by the Participant; any breach by the Company of any material agreement between the Participant and the Company concerning the Participant’s employment; or any failure by the Company to obtain the assumption of any material agreement between the Participant and the Company concerning the Participant’s employment by a successor or assign of the Company.
     2.30 “In-Service Distribution Date” means the date prior to a Separation from Service on which the distribution of a Participant’s Deferral Subaccount(s) is made or commences pursuant to an Election made under Article 9 of the Plan.
     2.31 “Investment Return” means the investment return or loss determined in accordance with Article 6 of the Plan, which shall be credited to Participants’ applicable Subaccounts pursuant to the terms of the Plan.

     2.32 “LTIP” shall mean the Qualcomm Incorporated 2006 Long-Term Incentive Plan, as amended, or any successor thereto.
     2.33 “Matching Contributions” means the Company’s matching contributions denominated in shares of its Common Stock to the Plan on behalf of an Eligible Employee who is a Participant, as determined in accordance with Section 4.5 of the Plan.
     2.34 “Non-Employee Director” means a director who is not an Employee.
     2.35 “Open Enrollment Period” means such period as the Committee may specify for Participants to submit an Election to make Deferrals under the Plan. The Open Enrollment Period shall begin on the date selected by the Committee and end no later than (i) with respect to Basic Deferrals for any Plan Year, the first day of such Plan Year; (ii) with respect to Bonus Deferrals, the first day of the period for which the Bonus may be earned; (iii) with respect to Performance-Based Compensation Deferrals, the date that is six months before the end of the applicable performance period, provided the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the Deferral Election is made and, provided, further that in no event may a Performance-Based Compensation Deferral Election be made after such Performance Based Compensation has become readily ascertainable within the meaning of Section 1.409A-2(a)(8) of the Treasury Regulations; and (iv) with respect to an Eligible Employee or Non-Employee Director who first becomes eligible to participate in the Plan, the date that is no later than thirty (30) days after first becoming an Eligible Employee or Non-Employee Director, with respect to compensation paid for services performed after the Election and, provided further, that where a Performance-Based Compensation Deferral Election is made in the first year of eligibility but after the beginning of the applicable performance period, the Election must apply only to the compensation paid for services performed after the Election.
     2.36 “Participant” means an Eligible Employee or Non-Employee Director who becomes a Participant in the Plan as provided in Article 3.
     2.37 “Performance-Based Compensation” means any cash compensation paid to an Eligible Employee which is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, determined without regard to any Performance-Based Compensation Deferral.
     2.38 “Performance-Based Compensation Deferral” means the percentage of a Participant’s Performance-Based Compensation which the Participant defers pursuant to Section 4.2 of the Plan.
     2.39 “Plan” means this Qualcomm Incorporated Executive Retirement Matching Contribution Plan, effective as of October 1, 2008, as amended from time to time.
     2.40 “Plan Year” means the 12 consecutive month period beginning on each January 1 and ending on the following December 31.

     2.41 “Retirement” means the Participant’s Separation from Service with the Employer after obtaining the earlier of: (i) age sixty-five (65) or (ii) age sixty-two and one-half (62 1/2) with at least ten (10) Years of Service.
     2.42 “Separation from Service” means separation from Service with the Employer whether by termination of employment or Board service. A Participant will be presumed to have had a Separation from Service where the level of bona fide services performed by such individual decreases to a level that is 20% less than the average level of bona fide services performed in the 12-month period immediately preceding the Separation from Service. Subject to the foregoing and the requirements of Section 409A of the Code and the regulations issued thereunder, the Committee, in its discretion, shall determine whether a Participant has had a Separation from Service and the effects thereof.
     2.43 “Service” means an Eligible Employee’s employment or service with the Employer in the capacity of an employee or a member of the Board. An Eligible Employee’s Service shall include periods of employment or service with the Company and any subsidiary, regardless of whether the Company has determined that such a subsidiary will not be an Employer for purposes of the Plan.
     2.44 “Specified Employee” means any Participant who, as of the date of Separation from Service, is a key employee of the Employer by reason of meeting the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during the 12-month period ending on the last day of the Plan Year, or such other date as may be established by the Committee in a separate document applicable to all deferred compensation plans sponsored by the Company.
     2.45 “Subaccount(s)” means the subaccount(s) established within a Participant’s Account with respect to the various types of Deferrals and Company contributions made under the Plan.
     2.46 “Total Compensation” for a Plan Year means wages as defined in Section 3401(a) of the Code, any annual cash incentive bonus which is normally paid by the Employer to an Eligible Employee after the end of the fiscal year, and all other payments of compensation to an Eligible Employee by the Employer (in the course of the Employer’s trade or business) for which the Employer is required to furnish the Eligible Employee a written statement under Section 6041(d) or Section 6051(a)(3) of the Code for such Plan Year, excluding the following items: any bonus other than an annual cash incentive bonus which is normally paid by the Employer to an Eligible Employee after the end of the fiscal year, commissions, the value of a qualified, incentive or non-qualified stock option granted to the Eligible Employee by the Company to the extent such value is includable in the Eligible Employee’s taxable income, reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation and welfare benefits, but including amounts that are not includable in the gross income of the Eligible Employee under a salary reduction agreement by reason of the application of Section 125, 402(e)(3), 402(h), or 403(b) of the Code or by reason of an election of the Eligible Employee to defer amounts of Base Salary under this Plan. Total Compensation must be determined without regard to any rules under Section 3401(a) of the Code that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code).
     2.47 “Trust” means the legal entity created by the Trust Agreement(s).
     2.48 “Trust Agreement” means the trust agreement entered into between the Company and the Trustee(s) to hold assets with respect to this Plan.
     2.49 “Trustee(s)” means the person(s) or entity named as Trustee(s) in the Trust Agreement established to hold assets with respect to this Plan and any duly appointed and acting successor Trustee(s) appointed by the Employer pursuant to the terms of the Trust Agreement.
     2.50 “Year of Service” means each 12 consecutive month period of completed Service.
ARTICLE III
ELIGIBILITY AND PARTICIPATION
     3.1 Eligibility. Participation in the Plan shall be limited to Eligible Employees and Non-Employee Directors. Eligible Employees shall be notified as to their eligibility to participate in the Plan. Until changed by the Committee, an Eligible Employee shall be an employee designated by the Executive Vice President, Human Resources, of the Company; provided, however, that the Compensation Committee shall approve participation by any Eligible Employee whose transactions under the Plan are subject to Section 16 of the Securities Exchange Act of 1934, as amended. The Committee, in its discretion, may also limit the ability of Participants to make certain types of Deferrals or be credited with Company contributions under the Plan.
     3.2 Commencement of Participation. Participation in the Plan is voluntary. An Eligible Employee or Non-Employee Director may begin participation in the Plan upon the execution and submission of an Election during the applicable Open Enrollment Period.
ARTICLE IV
DEFERRALS AND CONTRIBUTIONS
     4.1 Basic Deferrals.
     4.1.1. An Eligible Employee or Non-Employee Director may elect to reduce his or her Base Salary or Director Fees, as applicable, by the percentage of Base Salary or Director Fees, as applicable, set forth in an Election filed with the Committee, subject to the provisions of this Article 4. Basic Deferrals shall not be paid to the Participant, but shall be withheld from amounts otherwise payable to the Participant, and an amount equal to the Basic Deferrals for the Plan Year shall be credited to the Participant’s Basic Deferral Subaccount under the Plan.
     4.1.2. The Election to make Basic Deferrals must be filed with the Committee during the Open Enrollment Period for the Plan Year to which such Election applies. A Participant’s

Election with respect to Basic Deferrals shall remain in effect until changed by the Participant during a subsequent Open Enrollment Period. Each Election to make Basic Deferrals shall apply only to Base Salary or Director Fees, as applicable, earned after the effective date of such Election. Elections with respect to Basic Deferrals, once made, shall be irrevocable for the Plan Year.
     4.2 Bonus Deferrals and Performance-Based Compensation Deferrals.
          4.2.1 An Eligible Employee may elect to defer a percentage of any Bonus and/or Performance-Based Compensation by filing a written Election with the Committee, subject to the provisions of this Article 4. Such Bonus Deferrals and/or Performance-Based Compensation Deferrals shall not be paid to the Participant, but shall be withheld from the amounts otherwise payable to the Participant and credited to the Participant’s applicable Deferral Subaccount under the Plan.
          4.2.2 The Bonus Deferral Election and/or Performance-Based Compensation Deferral Election must be filed with the Committee during the applicable Open Enrollment Period. A Bonus and/or Performance-Based Compensation Deferral Election shall remain in effect until changed by the Participant during a subsequent Open Enrollment Period. Elections with respect to Bonus Deferrals and Performance-Based Compensation Deferrals, once made, shall be irrevocable for the applicable fiscal year or performance period.
     4.3 Maximum Deferrals; Cash Deferrals Only. Subject to such further limits as the Committee may establish in its sole discretion:
     (a) An Eligible Employee may not defer Base Salary in an amount that exceeds Base Salary reduced by the sum of (i) applicable employment tax withholding amounts (including, but not limited to, FICA and FUTA taxes); (ii) the applicable dollar amount that may be contributed to the Company’s 401(k) Plan for the Plan Year in accordance with Section 402(g)(B) of the Code (without regard to “catch-up contributions” pursuant to Code Section 402(g)(C)); (iii) the maximum amount that may be contributed to the Company’s employee stock purchase plan(s) for the Plan Year; and (iv) the actual amounts contributed under the Company’s Code Section 125 plan and all other ERISA welfare benefit plans for the Plan Year.
     (b) An Eligible Employee may not defer Bonus and/or Performance-Based Compensation in an amount that exceeds Bonus and/or Performance-Based Compensation reduced by applicable employment tax withholding amounts (including, but not limited to, FICA and FUTA taxes) attributable to such Bonus and/or Performance Based Compensation; as applicable.
     (c) A Director may elect to defer up to 100% of his or her cash Director Fees.
     (d) Notwithstanding anything herein to the contrary, no Participant shall be permitted to defer stock-based compensation under the Plan.
     4.4 No Withdrawal. Except as otherwise set forth herein, amounts credited to a Participant’s Account may not be withdrawn by a Participant and shall be paid only in accordance with the provisions of this Plan.

     4.5 Matching Contributions. The Company will credit Matching Contributions to the Matching Contribution Subaccount of an Eligible Employee for a Plan Year if (a) the Eligible Employee is actively employed by the Employer on the first day following the end of such Plan Year, or (b) the Eligible Employee’s employment with the Employer is terminated during the Plan Year by the Employer without Cause. The Matching Contribution shall be equal to fifty percent (50%) of the Eligible Employee’s Deferrals credited to his or her Account for the Plan Year; provided, however, that the total Matching Contribution credited to the Matching Contribution Subaccount of any Eligible Employee for any Plan Year shall not exceed the remainder of (i) 10% of such Eligible Employee’s Total Compensation for the applicable Plan Year, reduced by (ii) 50% of the maximum 401(k) plan contribution limit established under Section 402(g) of the Code for the Plan Year, determined without regard to “catch-up contributions” pursuant to Section 414(v) of the Code (the “401(k) Maximum Deferral”). With respect to the determination of Matching Contributions for an Eligible Employee who is employed for less than the entire Plan Year, the 401(k) Maximum Deferral shall be calculated on a pro-rated basis by multiplying the 401(k) Maximum Deferral as defined in the preceding sentence by a fraction, the numerator of which shall be the number of whole and partial months the Eligible Employee is actively employed by the Employer during the Plan Year, and the denominator of which shall be twelve (12).
          All Matching Contributions to the Plan shall be credited to an Eligible Employee’s Matching Contribution Subaccount solely in the form of whole shares of the Company’s Common Stock, subject to the provisions of 6.1.2. For purposes of converting a Company Matching Contribution from a dollar value to a number of whole shares of the Company’s Common Stock, the Fair Market Value of the Company’s Common Stock shall be the average of the Fair Market Value of the Company’s Common Stock over the two hundred (200) trading days immediately preceding the last day of the applicable calendar year or, with respect to an Eligible Employee whose employment is terminated without Cause during the Plan Year, the average of the Fair Market Value of the Company’s Common Stock over the two hundred (200) trading days immediately preceding the last day of his or her employment. Notwithstanding any other Plan provision to the contrary, the Company’s Matching Contribution for a given Eligible Employee for a specific contribution period shall be rounded up to the next whole number of shares of the Company’s Common Stock.
     4.6 Discretionary Company Contributions. From time to time the Company may, as recommended by the Compensation Committee and approved by the Board in its complete discretion, credit to an Eligible Employee’s Account a Discretionary Company Contribution, in such amounts and at such times as the Company may determine. Such Discretionary Company Contributions may be denominated in cash or shares of Company Common Stock, as determined by the Board. The Company shall be under no obligation to continue to make Discretionary Company Contributions and may discontinue such contributions at any time.
     4.7 Adjustments. Shares to be issued under the Plan are reserved for issuance under the LTIP, and shall be subject to adjustment in the event of a change in the Company’s capital structure, in accordance with Section 4.2 of the LTIP.

ARTICLE V
ACCOUNTS
     Accounts; Subaccounts. Separate Accounts and Subaccounts shall be established and maintained for each Participant in accordance with the terms of the Plan. Each Participant’s applicable Subaccounts shall be credited with the Participant’s Basic Deferrals, Bonus and/or Performance-Based Compensation Deferrals, Matching Contributions and Discretionary Company Contributions, if any. Participants’ Accounts shall be credited (or debited) with the applicable Investment Return as set forth in Article 6. Participants’ Accounts shall be reduced by losses, distributions and any other charges which may be imposed on the Accounts pursuant to the terms of the Plan.
ARTICLE VI
PLAN INVESTMENTS AND EARNINGS ON PARTICIPANTS’ ACCOUNTS
     6.1 Investment of Matching Contributions and Discretionary Company Contributions Credited in Stock.
          6.1.1 As set forth in Article 4, each Participant’s Matching Contributions and Discretionary Company Contributions Subaccount (to the extent a contribution is denominated in Company Common Stock) shall be credited to the Participant’s Account in shares of the Company’s Common Stock, and shall be accounted for and reported in terms of whole shares of the Company’s Common Stock.
          6.1.2 In the event that the Trust established with respect to Matching Contributions or Discretionary Company Contributions in the form of the Company’s Common Stock for any reason holds cash or other property sufficient to purchase a whole share of the Company’s Common Stock, the Trustee shall first arrange to acquire additional shares of the Company’s Common Stock, either by purchasing such shares in the public market or by acquiring such shares directly from the Company, unless the Committee, in its discretion, determines to credit such cash or other property to Participants’ Accounts. In the event that the Trust for any reason holds cash or other property in an amount insufficient to purchase a whole share of the Company’s Common Stock, such amount shall be held in cash or a cash equivalent determined by the Committee. Notwithstanding any other provision of the Plan to the contrary, in the event there are insufficient shares of the Company’s Common Stock reserved and available for issuance to make Matching or Discretionary Company Contributions in the form of Company Common Stock, the Company may credit cash amounts in lieu of shares of Company Common Stock to the applicable Subaccounts of one or more Participants for some or all of the Matching and Discretionary Company Contribution amounts.
          6.1.3 If the Board declares a cash dividend on the shares of the Company’s Common Stock, as of the first business day following the dividend payment date with respect to such cash dividend, the Company shall credit a cash amount equal to such per-share cash dividend with respect to each share of Company Common Stock credited to a Participant’s Matching Contributions and/or Discretionary Contributions Subaccount as of the dividend declaration date for such cash dividend. All such cash amounts shall be credited to the Subaccount and be subject to the same terms and conditions relating to vesting and payment as the corresponding shares of Company Common Stock credited to that Subaccount and be deemed to be invested in the Fidelity Institutional Money Market Portfolio as of the first trading day after the dividend payment date with respect to such cash dividend, provided, however, that a Participant may at any time elect to reinvest any such amounts deemed invested in the Fidelity Institutional Money Market Portfolio in any other Benchmark Fund specified under Section 6.2.2, but only after the fund is added to the Fidelity recordkeeping system.
     6.2 Investment of Deferrals and Discretionary Company Contributions Denominated in Cash.
          6.2.1 The Committee may designate the particular funds or contracts which shall constitute the Benchmark Funds with respect to Basic Deferrals, Bonus and/or Performance-Based Compensation Deferrals and Discretionary Company Contributions awarded in cash and the Company may, in its sole discretion, change or add to the Benchmark Funds; provided, however, that the Committee shall notify Participants of any such change prior to the effective date of the change.
          6.2.2 Each Participant may select among the Benchmark Funds and specify the manner in which each of his or her applicable Subaccounts shall be deemed to be invested, solely for purposes of determining the Participant’s Investment Return. The Committee shall establish and communicate the rules, procedures and deadlines for making and changing Benchmark Fund selections. The Company shall have no obligation to acquire investments corresponding to the Participant’s Benchmark Fund selections.
          6.2.3 The Investment Return is based on the asset unit value, net of administrative fees and investment management fees and other applicable fees or charges, of the Benchmark Fund(s) designated by the Committee. The Investment Return may be negative if the applicable Benchmark Fund(s) sustain a loss. The Investment Return shall be credited (or debited) monthly, or more frequently as the Committee may specify.
ARTICLE VII
BENEFICIARIES
     A Participant shall have the right to designate on an Election prescribed by the Committee one or more Beneficiaries to receive any Benefits due under the Plan in the event of the Participant’s death.
     If the Participant has not properly designated a Beneficiary, or if for any reason such designation shall not be legally effective, or if said designated Beneficiary shall predecease the Participant, then the Participant’s Beneficiary shall be the Participant’s surviving spouse. In the event there is no surviving spouse, the Participant’s Beneficiary shall be the Participant’s estate.
     The Participant shall have the right at any time to revoke a previous Beneficiary designation and to substitute one or more other Beneficiary(ies); provided, however, that the most recent Beneficiary Designation received prior to a Participant’s death shall supersede all prior Beneficiary designations made under the Plan.
ARTICLE VIII
VESTING
     8.1 Vesting of Deferrals. All Deferrals credited to a Participant’s Account shall always be 100% vested.
     8.2 Vesting of Matching and Discretionary Company Contributions. A Participant’s Matching and Discretionary Company Contribution Subaccounts shall vest in accordance with whichever one of the following vesting schedules results in the largest vested balance in the Participant’s Account.
          8.2.1 One hundred percent (100%) shall be vested upon the Participant’s death, Disability, attainment of age 65 while employed by the Employer, or completion of two (2) continuous Years of Service. All Participants who have completed at least two (2) continuous Years of Service as of the Effective Date shall be one hundred percent (100%) vested as of the Effective Date.
          8.2.2 A Participant shall be partially or fully vested in the discretion of the Compensation Committee, so long as no acceleration of vesting results in an acceleration of payment prohibited under Section 409A of the Code.
          8.2.3 A Participant shall be one hundred percent (100%) vested upon involuntary termination of employment without Cause or voluntary termination of employment for Good Reason, in either case at any time within twenty-four (24) months following a Change in Control.
     8.3 Amounts credited to a Participant which are not vested at the time that the Participant has a Separation from Service with the Employer shall be forfeited. A Participant who forfeits any such amounts shall have no rights to the restoration of such amounts in the event that he or she once again becomes eligible to participate in the Plan.
ARTICLE IX
BENEFIT DISTRIBUTIONS
     9.1 Benefit Amount. The value of a Participant’s Benefit shall equal the vested value of the Participant’s Subaccount(s) on the applicable Distribution Date. Distributions from a Participant’s Matching Contributions or Discretionary Company Contributions Subaccount credited as shares of Company Common Stock shall be paid in whole shares of the Company’s Common Stock, except as provided in Section 6.1.3 with respect to any fractional shares.
     9.2 Timing of Distributions. In accordance with the Participant’s Election made at the time of the original deferral (or a permissible later election, if applicable), Benefits shall be paid (or payments shall commence) within sixty (60) days following the earliest of:

          9.2.1 The date of the Participant’s Separation from Service (including due to Retirement);
          9.2.2 The In-Service Distribution Date designated by the Participant (solely with respect to distributions of Deferral Subaccounts);
          9.2.3 The date of the Participant’s death or Disability; or
          9.2.4 The date of a Change in Control of the Company.
          Notwithstanding anything herein to the contrary, Participants shall not be entitled to elect an In-Service Distribution Date with respect to their Matching and Discretionary Company Contribution Subaccounts. Any Matching Contribution or Company Discretionary Contribution that vests pursuant to Section 8.2.3 of the Plan after the date of a Change of Control shall be distributed upon the Participant’s subsequent Separation from Service.
     9.3. Methods of Distribution.
          9.3.1 Distribution Methods. A Participant’s Benefit shall be paid in a single lump sum payment, unless the Participant specifies in an Election that (1) a distribution of Deferrals made pursuant to such Election and any Matching Contributions credited with respect to such Election in the event of Retirement or Disability or (2) a distribution of Deferrals made pursuant to such Election (but not any Matching Contributions credited with respect to such Election) upon an In-Service Distribution Date shall be paid in quarterly or annual installment payments of substantially equal amounts over a period as provided below:

Reason for Distribution	Installment Period
Retirement	5 or 10 Years

Disability	5 or 10 Years

In-Service Distribution Date	2/3/4/5 Years
          9.3.2 A Participant may amend a previous lump sum payment Election to take a distribution upon Retirement, Disability or an In-Service Distribution Date in installments, by filing an amended Election at least twelve (12) months in advance of the date specified in the original Election. With respect to a distribution upon Retirement or an In-Service Distribution Date, the new Distribution Date must be at least five (5) years after the date of the first distribution specified in the original Election. No such amendment may accelerate the date that any distribution would be made from the Plan.
          9.3.3 The Participant’s method of distribution selected in his or her Election shall remain in effect for all future similar Deferrals until changed by the Participant during a subsequent Open Enrollment Period. The Participant’s method of distribution may be changed only in accordance with the requirements of Section 9.3.2.

          9.3.4 Failure to Properly Specify Form of Distribution. If, at the time of his or her Distribution Date, a Participant has failed to elect a form of distribution or a Participant who elects an installment distribution does not satisfy the requirements for the installment term elected, then such Participant’s Benefits shall be distributed in a single lump sum payment.
          9.3.5 Installment Amounts. For purposes of this Section 9.3, installment distributions shall commence within sixty (60) days following a Participant’s Retirement or Disability, and shall thereafter be paid within the thirty (30) day period beginning on the last business day of each calendar quarter beginning with the calendar quarter next following the quarter in which the initial payment date occurred (for quarterly installments) or on a date that is within 30 days of each anniversary of the initial payment date (for annual installments). Installment distributions with respect to an In-Service Distribution Date shall commence on the business day corresponding with or immediately following the date elected by the Participant and be paid within the 30-day period beginning on the last business day of each calendar quarter beginning with the calendar quarter next following the quarter in which the initial payment date occurred (for quarterly installments) or on a date that is within 30 days of each subsequent anniversary of the In-Service Distribution Date (for annual installments).
          9.3.6 Reemployed After Installments Begin. If a former Participant is reemployed after having begun to receive installment distributions from the Plan, then such former Participant, upon once again becoming an Eligible Employee, may begin a new period of participation in the Plan; provided, however, that the installment distributions previously commenced will continue to be paid to the Participant over the specified installment period.
          9.3.7 Minimum Account Balance Necessary for Installments. Notwithstanding anything in the Plan to the contrary, if a Participant’s Account balance is less than $50,000 at the time elected to begin installment distributions, the Participant’s Benefit will automatically be distributed in a single lump sum.
     9.4 Election of In-Service Distribution Date.
          9.4.1 Initial Election. Upon filing an Election to make Deferrals for any Plan Year, a Participant may specify an In-Service Distribution Date for the Subaccount to which such Deferrals are credited, subject to the following:
               9.4.1.1 A Participant must elect an In-Service Distribution Date for all of the Deferrals credited to such Subaccounts for the Plan Year.
               9.4.1.2 The In-Service Distribution Date elected for any Deferral Subaccount must be at least two (2) years after the end of the Plan Year for which the Deferrals to such Subaccount are made.
               9.4.1.3 Benefits shall be paid (or payments shall commence in accordance with Section 9.3.5) on the elected In-Service Distribution Date elected for such Deferral Subaccount.
          9.4.2 Revocation or Amendment of In-Service Distribution Election. A Participant who has elected an In-Service Distribution Date may revoke and/or amend the In-

Service Distribution Date Election by filing a revocation or an amended Election at least twelve (12) months in advance of the In-Service Distribution Date specified in the Election being revoked or amended. The amended In-Service Distribution Date must be in a Plan Year that is at least five (5) years after the In-Service Distribution Date specified in the prior Election. An In-Service Distribution Date Election for any Deferral Subaccount may be amended only once. Nothing in this Section 9.4.2 shall preclude a Participant from amending his or her Election as to the method of distribution in accordance with Section 9.3.3, above.
          9.4.3 Separation from Service Before the Planned In-Service Distribution Date. If the Participant has a Separation from Service with the Employer before his In-Service Distribution Date for any reason (other than Retirement or Disability, to the extent of a valid Retirement or Disability election), distribution of the Participant’s Account shall be made in a single lump sum payment within sixty (60) days after the Participant’s Separation from Service.
          9.4.4 Separation from Service After Commencement of Installment In-Service Distributions. Notwithstanding any prior Election, if the Participant has a Separation from Service with the Employer for any reason (other than Retirement or Disability, to the extent of a valid Retirement or Disability election) while receiving In-Service Distributions in the form of installments, distribution of the Participant’s remaining installments shall be made in a single lump sum payment within sixty (60) days after the Participant’s Separation from Service.
     9.5 Distribution Upon Death of Participant. If a Participant dies before his or her Benefit payments have commenced, then such Participant’s Benefits shall be paid to his or her designated Beneficiary in a single lump sum cash payment within sixty (60) days following the date of the Participant’s death. If a Participant dies after installment payments have commenced, his or her remaining Account balance shall be paid to the Beneficiary in a single lump sum payment within sixty (60) days after the Participant’s death.
     9.6 Specified Employees. In the event of a distribution to a Specified Employee based upon such individual’s Separation from Service, no distributions will be made, irrespective of any Election or provision of this Plan to the contrary, before the date which is six (6) months and ten (10) days after the date of Separation from Service, or if earlier, the date of death of the Specified Employee.
     9.7 Limitation on Distributions to Covered Employees. Notwithstanding any other provision of this Article 9, and subject to the requirements of Section 409A of the Code, in the event the Participant is a “covered employee” as that term is defined in Section 162(m)(3) of the Code, or would be a covered employee if Benefits were distributed in accordance with his or her Election, the maximum amount which may be distributed from the Participant’s Account in any Plan Year shall not exceed one million dollars ($1,000,000), less the amount of compensation paid to the Participant in such Plan Year which is not “performance-based” (as defined in Code Section 162(m)(4)(C)), which amount shall be reasonably determined by the Committee at the time of the proposed distribution. Any amount which is not distributed to the Participant in a Plan Year as a result of this limitation shall be distributed to the Participant during the first Plan Year in which the Company reasonably anticipates that the deduction will not be barred by application of Section 162(m) of the Code, subject to compliance with the foregoing limitations set forth in this Section 9.7.

     9.8 Tax Withholding. Distributions under this Article 9 shall be subject to all applicable withholding requirements for federal, state and local income or other taxes. Amounts required to be withheld pursuant to this Section 9.8 shall be taken first from distributions of cash and second, to the extent necessary to satisfy the minimum tax withholding requirements, from the proceeds of the sale of shares of Company Common Stock distributed to the Participant, which sale the Participant authorizes as a condition of participation in the Plan.
     9.9 Section 280G Parachute Payment. In the event that any distribution from the Plan received or to be received by a Participant (a “Distribution”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section 9.9, cause the Participant to become subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) or increase such Participant’s Excise Tax liability, then such Distribution may be reduced to the largest amount which the Participant, in his or her sole discretion, determines would result in no portion of the Distribution being subject to the Excise Tax. The determination by a Participant of any reduction shall be conclusive and binding upon the Employer, the Company, and the Committee. The Committee shall reduce a Distribution and/or shall accept the return of some or all of a Distribution previously made to a Participant only upon written notice by the Participant indicating the amount of such reduction. Any amounts returned to the Plan pursuant to this Section 9.9 shall be treated as a forfeiture and shall be used to reduce the Company’s future contributions to the Plan or to pay costs associated with the operation and administration of the Plan.
     9.10 409A Transition Rule Elections. The Plan Committee, in its sole discretion and to the extent it deems appropriate, may permit Participants to make changes to existing payment elections to be made prior to December 31, 2008 or such earlier date as the Committee may specify. Any election changes made pursuant to this Section 9.10 may not defer into later years amounts that would have been payable in 2008 or cause payment of amounts payable in later years to be accelerated into 2008. Elections under this Section 9.10 shall comply in all respects with the provisions of IRS Notice 2007-86 and other applicable IRS and Treasury guidance. In addition, notwithstanding anything in this Plan to the contrary, deferral elections may be made prior to January 1, 2009, pursuant to the rules specified in IRS Notice 2007-86. Any deferral or election changes made after January 1, 2009 shall be required to comply with the requirements set forth in this Plan.
ARTICLE X
ADMINISTRATION
     10.1 Committee Structure. The initial number of Committee members shall be three (3), until such number is changed by the approval of the majority of the Compensation Committee. A member of the Committee must be an employee of the Employer or a member of the Board and shall continue to serve until such member (i) resigns, (ii) is removed or (iii) terminates employment with the Employer and no longer serves on the Board for any reason. The approval of at least two-thirds (2/3) of the members of the Compensation Committee shall be required to remove a member of the Committee. A majority of the remaining members of the Committee may fill one or more vacancies on the Committee. The Committee may allocate and delegate some or all of its responsibilities described in this Article 10 and otherwise as set forth in the Plan. The Committee’s authority under this Article 10 shall at all times be subject to the ability of the Compensation Committee to remove any or all of the members of the Committee for any reason, change the number of members of the Committee, fill vacancies on such committee, and establish rules and procedures for the Committee.
     10.2 Committee Powers and Responsibilities. The Committee shall have control of the administration of the Plan, with all powers necessary to enable it properly to carry out its duties in that respect, including, but not limited to, the power and authority to:
          10.2.1 Construe the Plan and any Trust Agreement(s) to determine all questions that shall arise as to interpretations of the Plan’s provisions, including determinations of which individuals are Eligible Employees and the extent of their eligibility to participate in the Plan, which individuals are Specified Employees, and determinations related to the amounts credited to a Participant’s Account and the appropriate timing and method of Benefit payments;
          10.2.2 Establish reasonable rules and procedures which shall be applied to Elections, the establishment of Accounts and Subaccounts, and all other discretionary provisions of the Plan;
          10.2.3 Establish rules, procedures and formats for the electronic administration of the Plan, including specifically the distribution of Participant communications, Elections and tax information;
          10.2.4 Establish the rules and procedures by which the Plan will operate that are consistent with the terms of the Plan documents and Code Section 409A;
          10.2.5 Compile and maintain all records it determines to be necessary, appropriate or convenient in connection with the administration of the Plan;
          10.2.6 Adopt amendments to the Plan which are deemed necessary or desirable to facilitate administration of the Plan and/or to bring Plan-related documents into compliance with all applicable laws and regulations; provided, however, that the Committee shall not have the authority to adopt any Plan amendment that will result in substantially increased costs to the Company unless such amendment is contingent upon ratification by the Compensation Committee before becoming effective;
          10.2.7 Employ such persons or organizations to perform services with respect to the administrative responsibilities of the Committee under the Plan as the Committee determines to be necessary and appropriate, including, but not limited to, attorneys, accountants, and benefit, financial and administrative consultants;
          10.2.8 Select, review and retain or change the Benchmark Funds which are used for determining the Investment Return under the Plan;
          10.2.9 Direct the investment of the assets of the Trust(s);
          10.2.10 Review the performance of the Trustee(s) with respect to the Trustee’s duties, responsibilities and obligations under the Plan and the Trust Agreement(s); and

          10.2.11 Take such other actions as may be necessary or appropriate to the management and investment of the assets held with respect to this Plan.
     10.3 Decisions of the Committee. Decisions of the Committee made in good faith upon any matter within the scope of its authority shall be final, conclusive and binding upon all persons, including Participants and their legal representatives or Beneficiaries. Any discretion granted to the Committee shall be exercised in accordance with rules and policies established by the Committee.
     10.4 Indemnification. To the extent permitted by law, the Company shall indemnify each member of the Committee, and any other Employee or member of the Board with duties under the Plan, against losses and expenses (including any amount paid in settlement) reasonably incurred by such person in connection with any claims against such person by reason of such person’s conduct in the performance of his or her duties under the Plan, except in relation to matters as to which such person has acted fraudulently or in bad faith in the performance of his or her duties. Notwithstanding the foregoing, the Company shall not indemnify any person for any expense incurred through any settlement or compromise of any action unless the Company consents in writing to the settlement or compromise.
     10.5 Claims Procedure. Benefits shall be provided from this Plan through procedures initiated by the Committee, and the Participant need not file a claim. However, if a Participant or Beneficiary believes he or she is entitled to a Benefit different from the one received, then the Participant or Beneficiary may file a claim for the Benefit by writing a letter to the Committee.
          10.5.1 If any claim for Benefits under the Plan is wholly or partially denied, the claimant shall be given notice in writing of such denial within 90 days of the date the letter claiming benefits is received by the Committee. If special circumstances require an extension of time, written notice of the extension shall be furnished to the claimant within the initial 90-day period.
          10.5.2 Notice of the denial shall set forth the following information: (a) the specific reason or reasons for the denial; (b) specific references to pertinent Plan provisions on which the denial is based; (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; (d) an explanation that a full review by the Committee of the decision denying the claim may be requested by the claimant or his or her authorized representative by filing with the Company, within 60 days after such notice has been received, a written request for such review; and (e) if such request is so filed, the claimant or his or her authorized representative may review pertinent documents and submit issues and comments in writing within the same 60 day period.
          10.5.3 The decision of the Committee upon review shall be made promptly, and not later than 60 days after the Committee’s receipt of the request for review, unless special circumstances require an extension of time for processing, in which case the claimant shall be so notified and a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If the claim is denied, wholly or in part, the claimant shall be promptly given a copy of the decision. The decision shall be in writing and shall include specific reasons for the denial, specific references to the pertinent Plan provisions on which the denial is based and shall be written in a manner calculated to be understood by the claimant. No further legal action may be initiated claiming benefits under this Plan until the claims procedure set forth in this Article 10 is complete.
     10.6 Plan Expenses. The Company shall pay all costs and expenses related to the operation and administration of the Plan.
ARTICLE XI
AMENDMENT AND TERMINATION
     11.1 Right to Amend. The Committee shall have the right to amend the Plan, at any time and with respect to any of its provisions, and all parties claiming any interest under the Plan shall be bound by such amendment; provided, however, that no such amendment shall deprive a Participant of a right accrued under the Plan prior to the date of the amendment, unless such an amendment is required by applicable law or deemed necessary to preserve the preferred tax treatment of the Plan. Notwithstanding anything herein to the contrary, only the Compensation Committee shall have the authority to adopt amendments that result in a change to the matching contribution formula under Section 4.5 of the Plan.
     11.2 Amendments to Ensure Proper Characterization of Plan. Notwithstanding the provisions of Section 11.1, the Plan may be amended by the Committee or the Compensation Committee at any time, and retroactively if required, if found necessary, in the opinion of the Committee or the Compensation Committee, in order to conform the Plan to the provisions and requirements of applicable law (including, but not limited to, Section 409A of the Code, and other applicable portions of ERISA and the Code). No such amendment shall be considered prejudicial to any interest of a Participant hereunder.
     11.3 Plan Termination or Plan Suspension. The Company reserves the right, by action of the Compensation Committee, to terminate the Plan at any time, to suspend the operation of the Plan for a fixed or indeterminate period of time, or to terminate the Plan and provide for all amounts to be distributed in a lump sum, to the extent permitted under Section 409A of the Code and the regulations issued thereunder.
     11.4 Successor to Company. Any corporation or other business organization which is a successor to the Company by reason of a consolidation, merger or purchase of all or substantially all of the assets of the Company, or any other Change in Control, shall have the right to become a party to the Plan by means of a resolution of the entity’s board of directors or other appropriate governing body.
ARTICLE XII
PLAN TRANSFERS
     12.1 Transfers to Other Plans. In the event that a Participant becomes employed by any affiliated company, subsidiary corporation, parent corporation or unrelated corporation with which the Company enters into a transaction to acquire the assets or stock of such unrelated corporation, the Committee shall have the right, but not the obligation, to direct the Trustee to transfer funds in an amount equal to the amount credited to such Participant’s Account (the “Transferred Account”) to a trust established under a Transferee Plan. The Committee shall determine, in its sole discretion, whether such transfer shall be made and the timing of such transfer. Such transfer shall be made if, and only to the extent that, approval of such transfer is obtained from the Trustee.
          12.1.1 Transferee Plan. For purposes of this Section 12.1, “Transferee Plan” shall mean an unfunded, nonqualified deferred compensation plan described in Sections 201(2), 301(a)(3) and 401(a)(l) of ERISA maintained by any of the Company’s affiliated entities, subsidiary corporations, parent corporations or any corporation unrelated to the Company with which the Company has successfully closed a transaction in which the Company acquired the assets or the outstanding stock of such unrelated corporation.
     12.2 Transfers in from Other Plans. There may be transferred directly from the trustee of another nonqualified, funded, deferred compensation plan (an “Other Plan”) to the Trustee, subject to the approval of the transferor corporation maintaining the Other Plan and the Committee, funds in an amount not to exceed the amounts credited to the Other Plan accounts maintained for the benefit of that Eligible Employee. Amounts transferred pursuant to this Section 12.2, and any gains or losses allocable thereto, (i) shall be accounted for separately (“Transfer Account”) from amounts otherwise allocable to the Eligible Employee under this Plan, and (ii) the Transfer Account shall be distributed in accordance with the Eligible Employee’s deferral election under the Other Plan, as such election may be amended pursuant to the terms of the Other Plan. Subsequent earnings on the amount in the Transfer Account shall be credited to a separate Account for the Eligible Employee established pursuant to this Plan and shall be determined under the Plan’s investment procedures in Article 6.
     12.3 Effect of Section. This Section 12 shall only be operable to the extent the Committee determines and in its sole and absolute discretion at the time of any proposed transfer that such transfer will not impact the Plan and any deferred amounts in a tax disadvantageous manner under Section 409A of the Code.
ARTICLE XIII
MISCELLANEOUS
     13.1 No Assignment. The right of any Participant, any Beneficiary or any other person to the payment of any benefits under this Plan shall not be assigned, transferred, pledged or encumbered, including pursuant to domestic relations orders.
     13.2 No Secured Interest. The obligations of the Company to Participants under this Plan shall not be funded or otherwise secured, and shall be paid out of the general assets of the Company. Participants are general unsecured creditors of the Company with respect to the Company’s contributions hereunder and shall have no legal or equitable interest in the assets of the Company, including any assets the Company may set aside or reserve against its obligations under this Plan.

     13.3 Successors. This Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns and the Participant and his or her heirs, executors, administrators and legal representatives.
     13.4 No Employment Agreement. Nothing contained herein shall be construed as conferring upon any Participant the right to continue in the Service of the Company or any Affiliate.
     13.5 Attorneys’ Fees. If the Employer, the Participant, any Beneficiary and/or successor in interest to any of the foregoing, brings legal action to enforce any of the provisions of this Plan, the prevailing party in such legal action shall be reimbursed by the other party for the prevailing party’s legal costs, including, without limitation, reasonable fees of attorneys, accountants and similar advisors and expert witnesses.
     13.6 Entire Agreement. This Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein, and supersedes any and all agreements, understandings, restrictions, representations or warranties among any Participant and the Employer other than those set forth or provided for in this Plan.
     13.7 Severability. If any provision of this Plan is held to be invalid, illegal or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other provision of this Plan, and the Plan shall be construed and enforced as if such provision had not been included. In addition, if such provision is invalid, illegal or unenforceable due to changes in applicable law or accounting requirements, the Company may amend the Plan, without the consent and without providing any advance notice to any Participant, as may be necessary or desirable to comply with changes in the applicable law or financial accounting of deferred compensation plans.
     13.8 Governing Law. This Plan shall be construed under the laws of the State of California, except to the extent preempted by federal law.
     IN WITNESS WHEREOF, this Plan has been adopted by the Company effective as of the Effective Date.

QUALCOMM INCORPORATED
Dated: , 2010	By:
Name:
Title: